Exhibit 6.5

COST-SHARING AGREEMENT

THIS COST-SHARING AGREEMENT (this “Agreement”) is dated as of June 30, 2016 by and between Loose Tooth Industries, Inc., a Delaware corporation (“Loose Tooth”), and Fig Publishing, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company is a subsidiary of Loose Tooth;

WHEREAS, the Company’s business may include, among other things, seeking to (a) identify, license, fund, publish, market, arrange distribution for, and earn cash receipts from sales of new video games (each, a “Game”) and (b) acquire publishing rights to each Game through a license agreement (each, a “License Agreement”) between the developer of each Game and the Company (collectively, the “Business”);

WHEREAS, the Company intends from time to time to conduct offerings of its securities (each an “Offering” and collectively the “Offerings”);

WHEREAS, Loose Tooth has certain personnel, facilities, data processing systems and expertise and other assets and abilities sufficient to perform administrative, executive, management, video game marketing and distribution and other services for the Company, and wishes to share and provide such services to the Company, or share and provide such services on behalf of the Company to third parties (the “Services”, and each of the Services, a “Service”); and

WHEREAS, the Company and Loose Tooth share common management and, as such, routinely share personnel, facilities, equipment and services.

NOW THEREFORE, the parties covenant and agree as follows:

1.     Allocation. Allocations of expenses and resources between the Company and Loose Tooth shall be made in accordance with SSAP No. 70, “Allocation of Expenses”. Subject to the foregoing, allocations of expenses and resources between the Company and Loose Tooth shall be made in accordance with the default allocations set forth on Exhibit A hereto. Each party hereto shall have the right to modify any such default allocation upon the prior consent of the other party, such consent not to be unreasonably withheld. Each party hereto shall have the right to adopt additional default allocations upon the prior consent of the other party, such consent not to be unreasonably withheld.

2.     Allocation Methods. Loose Tooth and the Company hereby agree to the default allocations among Loose Tooth and the Company for certain expenses, including, but not limited to: (i) overhead expenses, (ii) employee expenses, (iii) business development expenses, (iv) legal expenses, (v) financing and accounting expenses, and (vi) certain Loose Tooth excluded matters, at the rates set forth on Exhibit A hereto, as such exhibit may from time to time be amended, modified or supplemented.

3.     Term.

a.     This Agreement shall continue until December 31, 2016 (the “Initial Term”), unless earlier terminated pursuant to the terms of this Agreement; provided, that this Agreement shall automatically renew for successive periods of one year (each a “Renewal Term”, and the Initial Term and all Renewal Terms collectively, the “Term”), unless and until terminated by either Loose Tooth or the Company at the end of the next December 31 on written notice to the other party not less than three months prior to such date. Notwithstanding the foregoing, the Company may terminate the receipt of any specific Service or this Agreement without penalty to the Company upon 30 days’ prior written notice to Loose Tooth, and Loose Tooth may terminate the provision of any specific Service or this Agreement upon 180 days’ prior written notice to the Company; provided further, that if the Company, in its sole determination, is unable to enter into a commercially reasonable arrangement with a third party to perform on the Company’s behalf any of the Services that Loose Tooth, through such termination, seeks no longer to provide, then the Company shall so notify Loose Tooth, and Loose Tooth shall continue to perform such Services for an additional period of 180 days after the originally noticed termination date.

b.     In addition to effecting a termination under Section 3(a), above, either party may terminate this Agreement by giving to the other party written notice of such termination following (i) the other party’s material breach of this Agreement (subject to such other party’s right to cure such breach within 30 days (or ten business days in the case of a payment breach) after receipt of such notice); or (ii) the other party’s insolvency, or the institution of any insolvency, bankruptcy or similar proceeding by or against such other party, or an assignment by such other party of all or substantially all of its assets for the benefit of creditors.

4.     Audit Rights and Allocation Procedures. Each party shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit the other party’s records relating to any allocations. Any audit will be conducted not more than one time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities, provided that a review should be performed whenever a significant change in processes or business activity of either party occurs. Upon completion of the audit or reviews by either party, results shall be forwarded to the accounting division of such party to determine if further review or modifications shall be performed. If the current analyses indicate past charges have been under-stated or over-stated by more than five percent, the foregoing limit of one audit per year shall be expanded to one per calendar quarter. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

5.     Prior Services Agreement. The parties hereto hereby acknowledge and agree that this Agreement shall and does supersede and replace, in its entirety, that certain Master Services Agreement, entered into December 3, 2015, by and between Loose Tooth, the Company and certain subsidiaries of the Company (the “Services Agreement”), and that the Services Agreement is cancelled, terminated and of no further force and effect.

6.     Assignment. Neither party may transfer or assign this Agreement or its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, either party may assign this Agreement in whole (but not in part) to any parent, affiliate (within the meaning of the U.S. securities laws), subsidiary or successor upon not less than 30 days’ prior written notice to the other party.

7.     Amendment. No part of this Agreement shall be changed, modified or amended except by the signed writing of the parties hereto.

8.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including but not limited to all matters of construction, validity, performance and enforcement.

9.     Entire Agreement. This Agreement and any exhibits hereto set forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind and every nature between them.

10.     Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties hereto, and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

11.     Waiver. The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of any of such party’s rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent defaults by the other party in the performance of or compliance with any of the terms set forth in this Agreement.

12.     Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

13.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank. Signatures to Follow.]

IN WITNESS WHEREOF the parties have executed this Cost-Sharing Agreement as of the date first above written.

LOOSE TOOTH INDUSTRIES, INC.		FIG PUBLISHING, INC.

By:	/s/ Justin Bailey	By:	/s/ Justin Bailey
Name:	Justin Bailey	Name:	Justin Bailey
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A

DEFAULT ALLOCATIONS

[attached hereto]